Exhibit (d)(2)(a)

SCHEDULE A

(as of December 19, 2017)

As consideration for Invesco PowerShares Capital Management’s services to each of the Funds listed below, PowerShares Capital Management shall receive from each Fund an Advisory Fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
PowerShares Canadian Energy Income Portfolio	0.50	12/19/17	[ ]	[ ]	04/30/19
PowerShares China Real Estate Portfolio	0.50	12/19/17	[ ]	[ ]	04/30/19
PowerShares China Small Cap Portfolio	0.55	12/19/17	[ ]	[ ]	04/30/19
PowerShares Frontier Markets Portfolio	0.50	12/19/17	[ ]	[ ]	04/30/19
PowerShares Zacks International Multi-Asset Income Portfolio	0.50	12/19/17	[ ]	[ ]	04/30/19
PowerShares MSCI Global Timber Portfolio	0.50	12/19/17	[ ]	[ ]	04/30/19
PowerShares Solar Portfolio	0.50	12/19/17	[ ]	[ ]	04/30/19
PowerShares S&P Global Dividend Opportunities Index Portfolio	0.50	12/19/17	[ ]	[ ]	04/30/19
PowerShares S&P Global Water Index Portfolio	0.50	12/19/17	[ ]	[ ]	04/30/19

POWERSHARES EXCHANGE-TRADED FUND TRUST II
Attest:

By:	/s/ Peter Davidson	By:	/s/ Daniel E. Draper
	Name: Peter Davidson		Name: Daniel E. Draper
	Title: Assistant Secretary		Title: President

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC
Attest:

By:	/s/ Peter Davidson	By:	/s/ Daniel E. Draper
	Name: Peter Davidson		Name: Daniel E. Draper
	Title: Assistant Secretary		Title: Managing Director